Exhibit 99.1

Cornell Companies, Inc.

AT THE COMPANY: Martin Spanski, Investor Relations (713) 623-0790

Cornell Companies Reports Second-Quarter 2007 Results

Updates Guidance for 2007 Second Half

Houston, TX (August 7, 2007) — Cornell Companies, Inc. (NYSE: CRN) today reported results for the three and six months ended June 30, 2007.

James E. Hyman, Cornell’s chairman and chief executive officer, said, “Cornell made good progress in executing its business plan during the second quarter.  We made several advancements that position the company well for long-term growth into 2008 and beyond, and we showed strong operations that would have enabled us to raise guidance for 2007.  However, the unexpected political environment at our Regional Correctional Center (“RCC”) facility in Albuquerque, New Mexico, caused one customer to begin population withdrawals in July and now causes us to reduce our earnings forecast for 2007.  We remain confident both in our growth plan for the business and in our specific ability to remarket the RCC to other customers should that become necessary.”

Second-Quarter Summary (in thousands, except per share data)

	Three Months Ended		Six Months Ended
As Reported	6/30/2007	6/30/2006	6/30/2007	6/30/2006
Revenue from operations	$91,494	$90,497	$181,138	$174,345
Income from operations	12,047	13,711	19,880	20,921
Net loss from discontinued operations	—	(182)	—	(707)
Net income	3,446	3,881	4,109	4,568
EPS—diluted	$0.24	$0.28	$0.29	$0.33
Diluted shares outstanding used in per share computation	14,465	14,034	14,382	14,000

Second-Quarter Results

For the quarter ended June 30, 2007, the company reported net income of $3.4 million, or $0.24 per diluted share, compared with net income of $3.9 million, or $0.28 per diluted share, in the same period last year.

Revenues increased 1.1 percent to $91.5 million for the second-quarter of 2007 from $90.5 million in the 2006 period.  Much of the increase is attributable to improved utilization at programs including the RCC, and Cornell Abraxas Academy and Leadership Development Program. The High Plains Correctional Facility in Brush, Colorado (acquired in May 2007) also contributed to higher revenue. These increases were offset, in part, by lower revenues due to the previously announced temporary closure of the Great Plains Correctional Facility in April 2007, and at the Alexander Youth Services Center, where our management contract ended in January 2007.    Average contract occupancy levels were 106.8 percent in residential facilities compared with 93.7 percent in last year’s second quarter. The increase in occupancy is principally due to the population stabilization at the Moshannon Valley Correctional Center.

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The company reported income from operations of $12.0 million for the second-quarter of 2007 compared with income of $13.7 million in the same quarter of 2006.  The decrease in the latest quarter was due to several factors, including higher professional fees and development costs of approximately $1.1 million, which included approximately $0.5 million in costs associated with the terminated merger agreement with Veritas Capital and related shareholder litigation and an increase of approximately $0.3 million over the same period in 2006 related to the accounting for share-based payments as required under SFAS 123R.

Six-Month Results

For the six months ended June 30, 2007, revenues grew 3.9 percent to $181.1 million from $174.3 million reported in 2006.  The increase was related in part to new programs opened in 2006 (principally the Moshannon Valley Correctional Center), as well as higher utilization at those programs mentioned earlier.   These improvements were offset, in part, by lower revenues due to the previously announced temporary closure in April 2007 of the Great Plains Correctional Facility, and at the Alexander Youth Services Center, where our management contract ended in January 2007.  In addition, the 2006 period included approximately $2.4 million (net of receipts tax) associated with revenue recognized from the true-up calculation requirfed by the guaranteed population contract at the RCC.

Income from operations was $19.9 million for this year’s six month period compared with $20.9 million in the prior year period. Net income was $4.1 million, or $0.29 per diluted share, compared with net income of $4.6 million, or $0.33 per diluted share, in the previous year’s first six months. The 2007 period included approximately $3.7 million in pre-tax costs (or $0.15 per diluted share, after taxes) associated with the terminated Veritas merger and related shareholder litigation. Net income in the prior year period was affected by pre-opening and start-up costs for new facilities totaling $1.6 million (or $0.11 per diluted share, after taxes), as well as $0.7 million (or $0.05 per diluted share) in net losses from discontinued operations.  2006 results also include pre-tax capitalized interest of $1.5 million (or $0.06 per diluted share, after taxes) in the prior year compared with $0.2 million (or $0.01 per diluted share, after taxes in the current year) and the pre-tax impact (net of receipts tax) of approximately $2.4 million (or $0.10 per diluted share, after taxes) associated with revenue recognized from the true-up calculation required by our guaranteed population contract at the RCC.

Earnings Outlook for Third and Fourth Quarters and Full Year 2007

Despite sound performance in core operations, the withdrawal of a customer at RCC in Albuquerque, New Mexico combined with several other items leads Cornell to lower earnings guidance for the second half of 2007. Management expects third-quarter 2007 earnings to range from $0.14 to $0.17 per share, and anticipates fourth-quarter 2007 earnings will range from $0.35 to $0.38 per share. For the full year, management now expects its earnings of $0.78 to $0.84 per share.

Cornell provided additional details on the facilities that led to the change in guidance.

At the RCC, beginning in late July, the Bureau of Immigration and Customs Enforcement (ICE) started to reduce its population. As of today, ICE has no detainees at this facility.  At this time, ICE has not indicated when it will repopulate the facility, if ever. The company expects its other current federal customer, the U.S. Marshals Service, to continue to use the facility at generally the same level, which as of yesterday was 181 detainees.

Cornell has begun to actively market the facility to other customers.  Although the company believes that current demand for beds across the country will enable it to successfully remarket RCC (as it did with its Great Plains Correctional Facility in Hinton, Oklahoma), the company is currently not projecting any new customer in the facility during 2007.  Today’s guidance assumes an average population of 175 over the remainder of 2007. As a result, this reduces the company’s previous guidance by approximately $0.15 per diluted share for the second half of 2007.

The cancellation of two other contracts also reduces guidance from that previously provided.  First, as disclosed in May 2007, Cornell has transitioned its management contract for the Donald W. Wyatt Detention Center at the end of July 2007 to another operator. This revision reduces guidance approximately $0.02 per diluted share for the second half of 2007.  Second, in July, Cornell was notified that the funding for its Harrisburg Alternative Education School program had been eliminated for the 2007-2008 school year. This program cancellation reduces guidance approximately $0.03 per diluted share for the second half of 2007.

Lastly, the company also lowered guidance as a result of estimates for equity awards issued by the Board of Directors to the chief executive officer during the second and third quarters of 2007.  The impact of the additional stock-based compensation awards represents approximately $0.02 of earnings per diluted share for the second half of 2007.

On the positive side, as previously disclosed, in August 2007, the company settled a lawsuit relating to its Southern Peaks Regional Treatment Center in Canyon City, Colorado.  Under the terms of the settlement, Cornell is to receive $1.85 million in August 2007, and expects to incur approximately $0.3 million in expenses related to this matter in the third quarter 2007. The impact of this settlement represents approximately $0.06 per diluted share in the third quarter of 2007 and is included in this guidance.

In addition, today’s earnings estimates reflect the company’s plans to reactivate the Great Plains Correctional Facility for the Arizona Department of Corrections (“Arizona DOC”).  As previously announced, Cornell has entered into a contract with the Arizona DOC to house approximately 2,000 inmates at the facility.  The first phase of this contract is for a guaranteed population of 916, with estimated annualized revenues of approximately $19.0 million.  The company expects to begin servicing this phase of the contract on September 1, 2007, and for the population to ramp to the full first-phase capacity over a period of twelve weeks.  In preparation for the facility’s reactivation, the company estimates that start-up expenses will range from approximately $1.0 million to $1.5 million during the third quarter.  A minimal capital investment is expected to expand the facility from its current capacity of 766 to the first-phase capacity of 916.  The current earnings outlook includes a neutral earnings impact in 2007 as the facility re-opens.

The company expects to break ground on the Great Plains facility expansion during the third quarter of this year.  Upon the expected completion of construction in 2008, the contract will operate under its second-phase terms, which call for the housing of approximately 2,000 inmates on a per-diem basis.  Total capital expenditures associated with the expansion are estimated at approximately $55.0 million, although this estimate is subject to finalization of design and construction agreements.  The company expects to spend approximately $10.0 million of the total cost during 2007, with the remainder to be incurred during 2008.  Estimated annualized revenues for the 2,000-bed contract at full capacity are approximately $40.0 million.

The company has also been notified by the State of Mississippi that funding has been approved for a 500-bed expansion at the 941-bed Walnut Grove Youth Correctional Facility which Cornell has managed since 2004.  Expansion construction is expected to begin in the third quarter of this year, and the company anticipates that the new capacity will come online during the fourth quarter of 2008.  Assuming Cornell’s contract is extended to include the additional 500 beds at its current terms, the expansion would over $5.0 million in annualized revenues.  Today’s guidance assumes this will have a neutral earnings impact in 2007.

The company also announced today that it intends to initiate an additional expansion of 700 beds at the D. Ray James Prison in Georgia, which Cornell has operated since 1998.  This expansion is in addition to the 300- bed expansion announced in the first quarter of this year.  Construction is expected to begin in 2008, and the company anticipates that the new capacity will come online by the beginning of 2009.  Today’s guidance assumes this will have no earnings impact in 2007. The company expects capital expenditures associated with the expansion to range between $28.0 million and $33.0 million, depending on finalization of design and construction agreements.

This guidance reflects an annual effective tax rate of approximately 43.0 percent.

Capital Structure

Management continues to evaluate available options for financing its growth and has the capacity to meet the capital expenditures required for the projects announced by the company today.  Looking to the future, the company continues to consider a number of different alternatives for longer term capital requirements, such as equity offerings or debt offerings, either of which could be achieved following a shelf registration, or expanding its revolver or possibly a combination of any of these alternatives.  The company will announce any decisions and offerings as they occur.

Quarterly Webcast

Cornell’s management will host a conference call and simultaneous webcast at 11:00 a.m. Eastern time today. The webcast may be accessed through Cornell’s home page, www.cornellcompanies.com. An audio replay and podcast will be available on the above Web site, or can otherwise be heard by dialing (800) 405-2236 or (303) 590-3000 and providing confirmation code 110944444. The replay will be available through Tuesday, August 14, 2007 by phone and through Thursday, September 6, 2007 on the Web site. This earnings release can be found on Cornell’s Web site at www.cornellcompanies.com under “Investor Relations – Press Releases.”

Statements in this news release regarding the company’s growth prospects, expected future earnings and results of operations, operations, impact of stock-based compensation, financing alternatives and timing of related decisions, timing, costs, operational startup, size and impact of planned expansions, including without limitation the Walnut Grove Youth Correctional Facility expansion, the D. Ray James Prison expansions and the Great Plains Correctional Facility expansion, impact of the termination of the management contract at the Donald W.Wyatt Detention Center, operations and results from our Regional Correctional Center (“RCC”), as well as any other statements that are not historical facts, are forward-looking statements within the meaning of applicable securities laws that involve certain risks, uncertainties and assumptions.  These include but are not limited to Cornell’s ability to perform according to its current expectations, changes in supply and demand, changes in capital markets, actions by governmental agencies and other third parties, and other factors detailed in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission, which are available free of charge on the SEC’s Web site at http://www.sec.gov.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

About Cornell Companies

Cornell Companies, Inc. (http://www.cornellcompanies.com) is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. The company has 78 facilities in 16 states and the District of Columbia and a total service capacity of 18,247.

(Financial Tables Follow)

CORNELL COMPANIES, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenues	$91,494	$90,497	$181,138	$174,345
Operating expenses	68,360	67,135	137,973	132,278
Pre-opening and start-up expenses (A)	—	—	—	2,657
Depreciation and amortization	3,912	4,213	7,753	7,939
General and administrative expenses	7,175	5,438	15,532	10,550
Income from operations	12,047	13,711	19,880	20,921
Interest expense, net	5,918	6,595	12,552	11,637
Income before provision for income taxes and discontinued operations	6,129	7,116	7,328	9,284
Provision for income taxes	2,683	3,053	3,219	4,009
Income before discontinued operations	3,446	4,063	4,109	5,275
Discontinued operations, net of tax benefit	—	(182)	—	(707)
Net income	$3,446	$3,881	$4,109	$4,568

Earnings per share:
-Basic	$0.24	$0.28	$0.29	$0.33
-Diluted	$0.24	$0.28	$0.29	$0.33

Number of shares used in per share computation:
-Basic	14,124	13,906	14,067	13,865
-Diluted	14,465	14,034	14,382	14,000

Total service capacity (end of period) (B)	18,247	19,140	18,247	19,140
Contracted beds in operation (end of period) (B)	12,856	13,624	12,856	13,624
Average contract occupancy (B) (C)	106.8%	93.7%	103.6%	95.7%
Average contract occupancy excluding start-up operations (B)	106.8%	93.7%	103.6%	95.7%

(A)      There were no revenues associated with reported start-up expenses for the quarters ended June 30, 2007 and 2006.

(B)        Data presented excludes discontinued operating facilities.

(C)        Average contract occupancy percentages are based on actual occupancy for the period as a percentage of the contracted capacity of residential facilities in operation. Since certain facilities have service capacities that exceed contracted capacities, average contract occupancy percentages can exceed 100% if the average actual occupancy exceeded contracted capacity.

Balance Sheet Data:
(in thousands)

	June 30, 2007	December 31, 2006
Cash and cash equivalents	$12,848	$18,529
Investment securities	8,450	11,925
Working capital	59,080	75,078
Property and equipment, net	340,779	319,064
Total assets	535,039	523,533
Long-term debt	254,463	255,471
Total debt	264,973	265,981
Stockholders’ equity	189,122	181,564

Cornell Companies, Inc.

Operating Statistics from Continuing Operations

For the Three and Six Months Ended June 30, 2007 and 2006

	Three Months Ended June 30,				Six Months Ended June 30,
	2007		2006		2007		2006
		%		%		%		%
Contracted beds in operation:
Secure Institutional (A)	8,717	68%	9,213	68%	8,717	68%	9,213	68%
Adult Community-Based (A)	2,773	21%	2,805	20%	2,773	21%	2,805	20%
Juvenile(A)	1,366	11%	1,606	12%	1,366	11%	1,606	12%
Total	12,856	100%	13,624	100%	12,856	100%	13,624	100%

Number of billed mandays:
Secure Institutional	863,073	59%	781,581	53%	1,708,786	59%	1,485,734	52%
Adult Community-Based:
Residential	258,990	18%	245,094	17%	506,147	18%	489,775	17%
Non-residential (B)	64,987	4%	132,682	9%	127,200	4%	267,471	9%
Juvenile:
Residential	118,301	8%	134,559	9%	235,147	8%	266,634	9%
Non-residential (B)	157,618	11%	181,518	12%	310,851	11%	363,773	13%
Total	1,462,969	100%	1,475,434	100%	2,888,131	100%	2,873,387	100%

Revenues (in 000’s):
Secure Institutional	$47,775	52%	$45,827	51%	$94,284	52%	$83,711	48%
Adult Community-Based:
Residential	16,069	18%	14,623	16%	31,420	17%	30,302	17%
Non-residential	883	1%	1,348	2%	1,869	1%	2,340	1%
Juvenile:
Residential	19,756	21%	22,105	24%	39,795	22%	45,032	26%
Non-residential	7,011	8%	6,594	7%	13,770	8%	12,960	8%
Total	$91,494	100%	$90,497	100%	$181,138	100%	$174,345	100%

Average revenue per diem:
Secure Institutional	$55.35		$58.63		$55.18		$56.34
Adult Community-Based:
Residential	$62.04		$59.66		$62.08		$61.87
Non-residential (B)	$13.59		$10.16		$14.69		$8.75
Juvenile:
Residential	$167.00		$164.28		$169.23		$168.89
Non-residential (B)	$44.48		$36.33		$44.30		$35.63
Total	$64.54		$61.34		$62.72		$60.68

(A)       Residential contract capacity only.

(B)        Non-residential “mandays” includes a mix of day units and hourly units. Mental health facilities are reported in hours.

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